EXHIBIT 6(a)

                                    AMENDMENT

This is an amendment, made as of September 11.1996, to that certain Distribution Agreement Dated October 15.1993 (the "Distribution Agreement") between Fred Alger & Company, Incorporated and The Alger Defined Contribution Trust (the "Fund").

     WHEREAS, the name of the Fund has been changed to "The Alger Retirement Fund"; and

     WHEREAS, the parties desire to amend the Distribution Agreement to reflect such change;

     NOW, THEREFORE, the parties agree as follows:

     The Distribution Agreement is hereby amended to reflect the change of name recited above by restating the first full paragraph thereof to read:

                 This is to confirm that, in consideration of the agreements hereinafter contained, the undersigned, The Alger Retirement Fund (the "Fund"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, has agreed that Fred Alger & Company Incorporated ("Alger") shall be, for the period of this Agreement, the distributor of shares of beneficial interest of the Fund.

     The parties acknowledge and agree that the foregoing amendment shall have no effect on any of the terms and conditions of the Distribution Agreement existing prior to the amendment, all of which shall remain in full force and effect as part of the Distribution Agreement as amended.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

                                FRED ALGER & COMPANY, INCORPORATED

                                By:  /s/ Gregory S. Duch
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                                THE ALGER RETIREMENT FUND

                                By:  /s/ Gregory S. Duch
                                   -------------------------------